Exhibit 21
Exhibit 21 Subsidiaries of Registrant [1]Year Ended October 31, 2009
Company Name FreedomTree Financial, The Agency FreedomTree Stock Transfer FreedomTree Clearing FreedomTree Lending	Domicile or State of Incorporation Georgia Georgia Georgia Georgia

1. This list represents an all inclusive disclosure of all of this Registrants subsidiaries in which 10 percent or more of this Registrant's total assets are consolidated as of the end of the most recently completed fiscal year, as defined by Title 17 210.1-02(w).